As filed with the Securities and Exchange Commission on June 23, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	54-1684963
(State or other jurisdiction of incorporation or organization)	(I.R.S.Employer Identification No.)

501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SEE TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Brian A. Markison
President and Chief Executive Officer
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan L. Kravetz, Esq. Darin P. Smith, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000	James W. Elrod, Esq. General Counsel King Pharmaceuticals, Inc. 501 Fifth Street Bristol, Tennessee 37620 (423) 989-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	be Registered	per Unit	Price	Registration Fee
1 1/4% Convertible Senior Notes due 2026	$400,000,000(1)	100%(2)	$400,000,000	$42,800
Common Stock, no par value	23,732,724(3)	(4)	(4)	$0(4)
Rights to purchase preferred stock	(5)	(5)	(5)	$0(5)
Guarantees of 1 1/4% Convertible Senior Notes due 2026(6)	(6)	(6)	(6)	$0(6)
TOTAL				$42,800

(1)	Represents the aggregate principal amount of the 1 1/4% Convertible Senior Notes due 2026 (“Notes”) that were issued by the Registrant on March 29, 2006.

(2)	Equals the aggregate principal amount of Notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act, exclusive of accrued interest, if any.

(3)	The number of shares of common stock registered hereunder is based on the maximum number of shares of common stock that are issuable upon conversion of the Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)	Pursuant to Rule 457(i) under the Securities Act, no registration fee is payable with respect to shares of common stock issuable upon conversion of the Notes because no additional consideration will be received by the Registrant in connection with the exercise of the conversion privilege.

(5)	No separate consideration will be received for the Rights.

(6)	The guarantees were issued by the Registrants listed on the Table of Subsidiary Guarantor Registrants below. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

IRS Employer
	Address of Principal	State of	Identification
Name of Additional Registrant	Executive Offices	Incorporation	Number

Monarch Pharmaceuticals, Inc.	501 Fifth Street	Tennessee	62-1643136
Bristol, Tennessee 37620
Parkedale Pharmaceuticals, Inc.	870 Parkedale Road	Michigan	38-3389975
Rochester, Michigan 48307
King Pharmaceuticals Research and Development, Inc.	4000 CentreGreen Way
	Cary, North Carolina 27513	Delaware	95-3318451
King Pharmaceuticals of Nevada, Inc.	501 Fifth Street	Nevada	88-0348662
Bristol, Tennessee 37620
Meridian Medical Technologies, Inc.	6350 Stevens Forest Road	Delaware	52-0898764
Suite 301
Columbia, Maryland 21046

PROSPECTUS

$400,000,000

1 1/4% Convertible Senior Notes due 2026,
Shares of Common Stock Issuable Upon Conversion of the Notes
and Related Subsidiary Guarantees

We issued an aggregate principal amount of $400 million of our 1 1/4% Convertible Senior Notes, or “Notes,” in a private placement on March 29, 2006. The Notes are guaranteed by our domestic subsidiaries. This prospectus will be used by the selling securityholders from time to time to resell their Notes, the subsidiary guarantees and the shares of our common stock issuable upon conversion of the Notes. Neither we nor the subsidiary guarantors will receive any proceeds from the sale of the Notes, the subsidiary guarantees or the underlying shares of our common stock offered by this prospectus.

The Notes pay interest at an annual rate of 1 1/4%, payable on April 1 and October 1 of each year, beginning October 1, 2006. Beginning with the six-month interest period that commences on April 1, 2013, we will pay additional contingent interest during any six-month interest period if the average trading price of the Notes during the five consecutive trading days ending on the second trading day immediately preceding the first day of such six-month period equals 120% or more of the principal amount of the Notes.

Prior to April 1, 2012, the Notes are convertible under the following circumstances: (1) if the price of our common stock reaches a specified threshold during specified periods, (2) if the Notes have been called for redemption, or (3) if specified corporate transactions or other specified events occur, each as described in this prospectus. The Notes are convertible at any time on and after April 1, 2012 until the close of business on the business day immediately preceding maturity. Subject to certain exceptions described under “Description of the Notes,” we will deliver cash and shares of our common stock, as follows: (i) an amount in cash (the “principal return”) equal to the lesser of (a) the principal amount of Notes surrendered for conversion and (b) the product of the conversion rate and the average price of our common stock (the “conversion value”), and (ii) if the conversion value is greater than the principal amount, an amount in cash or shares of our common stock, at our election, calculated as described herein.

The conversion rate will initially be 48.0031 shares of our common stock per $1,000 principal amount of Notes (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $20.83 per share of common stock. In addition, if certain corporate transactions occur on or prior to April 1, 2013, we will increase the conversion rate in certain circumstances, as described in this prospectus.

The Notes will mature on April 1, 2026. The Notes will be our senior unsecured obligations and will rank, in right of payment, pari passu with all of our existing and future senior unsecured indebtedness. The Notes are guaranteed by each of our domestic subsidiaries on a joint and several basis.

On or after April 5, 2013, we may redeem for cash some or all of the Notes at any time at a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest, including contingent interest and liquidated damages, if any, to but excluding the date fixed for redemption. Holders may require us to purchase for cash some or all of their Notes on April 1, 2013, April 1, 2016 and April 1, 2021, or upon the occurrence of a fundamental change, at 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest, including contingent interest and liquidated damages, if any, to but excluding the purchase date.

We have agreed, pursuant to a registration rights agreement, to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission with respect to resales of the Notes, the subsidiary guarantees and the common stock issuable upon conversion of the Notes. In the event that we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest on the Notes.

There is no established market for the Notes. The selling securityholders may sell the securities offered by this prospectus from time to time on any exchange on which such security is listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling securityholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling securityholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus.

The Notes originally issued in the private placement are eligible for trading on the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as The PORTAL Market. However, Notes resold pursuant to this prospectus are not eligible for trading on The PORTAL Market. The Notes are not currently listed nor do we intend to list the Notes on any national securities exchange or any automated quotation system.

Our common stock is listed on the New York Stock Exchange under the symbol “KG.” The last reported sale price of our common stock on June 22, 2006, was $15.85 per share. You are urged to obtain current market quotations for our common stock.

Investing in the Notes and our common stock issuable upon conversion of the Notes involves risks that are described in the “Risk Factors” section of this prospectus beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 23, 2006

We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

SUMMARY

The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto incorporated by reference in this prospectus. When used in this prospectus, the terms “we,” “our” and “us,” except as otherwise indicated or as the context otherwise requires, refer to King Pharmaceuticals, Inc. and its consolidated subsidiaries. You should carefully consider the entire prospectus, including the “Risk Factors” section beginning on page 7, before making an investment decision.

Our Company

We are a vertically integrated pharmaceutical company that develops, manufactures, markets and sells branded prescription pharmaceutical products. Through a national sales force and through marketing alliances, we market our branded pharmaceutical products to general/family practitioners, internal medicine physicians, cardiologists, endocrinologists, psychiatrists, neurologists, pain specialists, sleep specialists, and hospitals across the United States and in Puerto Rico.

To capitalize on opportunities in the pharmaceutical industry, we seek to develop, in-license, acquire or obtain commercialization rights to novel branded prescription pharmaceutical products in attractive markets. Our corporate strategy is focused on three key therapeutic areas: cardiovascular/metabolic, neuroscience, and hospital/acute care products. We believe each of our key therapeutic areas has significant market potential and our organization is aligned accordingly.

We work to achieve organic growth by maximizing the potential of our currently marketed products through sales and marketing and prudent product life-cycle management. We also work to achieve organic growth through the successful development of new branded pharmaceutical products. Additionally, we seek to achieve growth through the acquisition or in-licensing of novel branded pharmaceutical products in later stages of development and technologies that have significant market potential that complement our three key therapeutic areas. We may also seek company acquisitions which add products or products in development, technologies or sales and marketing capabilities to our key therapeutic areas or that otherwise complement our operations.

Utilizing our internal resources and a disciplined business development process, we strive to be a leader and partner of choice in bringing innovative, clinically-differentiated therapies and technologies to market in our key therapeutic areas.

We were incorporated in the State of Tennessee in 1993. Our wholly owned subsidiaries are Monarch Pharmaceuticals, Inc.; King Pharmaceuticals Research and Development, Inc.; Meridian Medical Technologies, Inc.; Parkedale Pharmaceuticals, Inc.; King Pharmaceuticals of Nevada, Inc.; and Monarch Pharmaceuticals Ireland Limited. Our principal executive offices are located at 501 Fifth Street, Bristol, Tennessee 37620. Our telephone number is (423) 989-8000 and our facsimile number is (423) 274-8677. Our website is www.kingpharm.com. The information on our website is not a part of this prospectus.

THE OFFERING

Issuer	King Pharmaceuticals, Inc.

Notes	$400,000,000 principal amount of 1 1/4% Convertible Senior Notes due 2026.

Maturity Date	April 1, 2026, unless earlier redeemed, repurchased or converted.

Interest	The Notes bear interest at an annual rate of 1 1/4%. Interest is payable on April 1 and October 1 of each year (each an “interest payment date”), beginning October 1, 2006.

Ranking	The Notes are senior unsecured and unsubordinated obligations and rank, in right of payment, pari passu with all of our existing and future senior unsecured and unsubordinated indebtedness, including our 2 3/4% Convertible Debentures due November 15, 2021. The Notes rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any of our and our subsidiary guarantors’ secured indebtedness and to indebtedness and other liabilities of our non-guarantor subsidiaries. As of March 31, 2006, we had $180.0 million of indebtedness on a parity with the Notes. At such date, our domestic subsidiaries had no outstanding indebtedness. As of March 31, 2006, we only had one foreign non-guarantor subsidiary, which had an intercompany payable of approximately $12.0 million.

The guarantees of our domestic subsidiaries applicable to the Notes constitute senior unsecured and unsubordinated obligations of such subsidiaries as guarantors, and are equal in right of payment with all existing and future senior unsecured and unsubordinated indebtedness of such subsidiary guarantors, including guarantees given by these subsidiaries in connection with our 2 3/4% Convertible Debentures due November 15, 2021.

Guarantees	The payment of the principal, premium and interest on the Notes, including the payment of any principal return in cash, is guaranteed by our domestic subsidiaries as described under “Description of the Notes — Guarantees.”

Contingent Interest	In addition to regular interest, we will pay contingent interest on the Notes during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning April 1, 2013, if the average trading price of the Notes for the five consecutive trading days ending on the second trading day immediately preceding the first day of the six-month period equals 120% or more of the principal amount of the Notes.

The rate of contingent interest in respect of any such six-month period will equal 0.25% of the average trading price of the Notes over the measurement period triggering the contingent interest payment. Contingent interest, if any, will accrue from the first day of any interest period and be payable on the next interest payment date at the end of the relevant six-month period.

Conversion Rights	Prior to April 1, 2012, holders may convert their Notes at the conversion rate only under the following circumstances:

• during any fiscal quarter after our fiscal quarter ending June 30, 2006 (and only during such fiscal quarter) if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 110% of the conversion price per share of our common stock;

• if such holder’s Notes have been called for redemption; or

• upon the occurrence of specified corporate transactions or other specified events described under “Description of the Notes —

Conversion Rights — Conversion Upon Specified Corporate Transactions and Other Specified Events.”

On or after April 1, 2012, holders may convert their Notes at the conversion rate until the close of business on the business day immediately preceding the maturity date.

The initial conversion rate is 48.0031 shares of our common stock per $1,000 principal amount of Notes. This represents an initial conversion price of approximately $20.83 per share of our common stock. In addition, if certain corporate transactions occur on or prior to April 1, 2013, we will increase the conversion rate in certain circumstances. See “Description of the Notes — Conversion Rights — Make Whole Amount.”

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend, but will not be adjusted for accrued and unpaid interest. By delivering to the holder cash and shares of our common stock, if applicable, we will satisfy our obligations with respect to the Notes subject to the conversion. Accordingly, upon conversion of a Note, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

Conversion Settlement	Subject to certain exceptions described under “Description of the Notes,” we will deliver cash and shares of our common stock, if applicable, upon conversion of the Notes, as follows:

• an amount in cash (the “principal return”) equal to the lesser of (a) the principal amount of Notes surrendered for conversion and (b) the product (the “conversion value”) of the conversion rate multiplied by the average of the sale prices (the “average price”) of our common stock during the 10 consecutive trading day period (the “conversion period”) commencing on the fourth trading day following the related conversion date, and

• if the conversion value is greater than the principal amount, either (i) an amount of shares of our common stock (“net shares”), equal to the sum of the daily share amounts for the related conversion period, calculated as described under “Description of the Notes — Conversion Rights — Conversion Settlement” below or (ii) an amount of cash (the “net cash”) equal to the difference between the conversion value and the principal amount, at our discretion. However, we may at any time irrevocably elect, in lieu of paying net cash, to deliver net shares upon all conversions of the Notes following such time.

We will pay the principal return and cash for fractional shares, and deliver the net shares or pay the net cash, if any, no later than the third business day following the determination of the average price.

Exchange in Lieu of Conversion	In connection with any conversion of Notes, we may, in lieu of delivering cash and shares, if any, of our common stock upon such conversion, direct the conversion agent to surrender the Notes that a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such Notes, the designated institution must agree to deliver, in exchange for such Notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, determined as set forth above. If the designated institution accepts any such Notes, it will deliver the appropriate number of shares (and cash, if any) of our common stock to the conversion agent and the conversion agent will deliver those shares (and cash, if any) to the holder. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration or the designated financial institution refuses to accept any such exchange, we will, as promptly as practical thereafter, but not later than the third business day following the determination of the average price, convert the Notes and deliver to the holder cash and shares, if applicable, of our common stock, as described under “Description of the Notes — Conversion Rights — General.” See “Description of the Notes — Exchange in Lieu of Conversion.”

Optional Redemption	On or after April 5, 2013, we may redeem for cash some or all of the Notes at any time for a cash redemption price. In addition, if at any time there is less than $40,000,000 aggregate principal amount of Notes outstanding, we may, at our option, redeem for cash all the outstanding Notes at a cash redemption price.

The redemption price for any such redemption will be 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including contingent interest and liquidated damages, if any, to but excluding the date fixed for redemption, unless the redemption date falls after a regular record date and on or prior to the related interest payment date, in which case we will pay interest to the holder of record on such regular record date.

Purchase of Notes By Us at the Option of the Holder	Each holder of the Notes has the right to require us to purchase for cash some or all of its Notes on April 1, 2013, April 1, 2016 and April 1, 2021, each of which we refer to as a purchase date.

In each case, we will pay a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) to but excluding the purchase date; provided that we will pay the full amount of accrued and unpaid interest (including contingent interest and liquidated damages, if any) payable on an interest payment date to the holder of record at the close of business on the corresponding record date. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holder.”

Fundamental Change	Upon a fundamental change, each holder of the Notes may require us to repurchase some or all of its Notes at a purchase price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest, including contingent interest and liquidated damages, unless the fundamental repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including contingent interest and liquidated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. See “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

Make Whole Amount	If the effective date or anticipated effective date of certain transactions or events occurs on or prior to April 1, 2013, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of Notes during a certain time period, as described under “Description of the Notes — Conversion Rights — Make Whole Amount.” The number of additional shares will be determined based on the related conversion date and the price per share of our common stock determined under “Description of the Notes — Conversion Rights — Make Whole Amount.”

Sinking Fund	None.

United States Federal Income Tax Considerations	Under the indenture governing the Notes, we have agreed, and by acceptance of a beneficial interest in the Notes each holder of a Note will be deemed to have agreed, to treat the Notes for U.S. federal income tax purposes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest will accrue from the issue date of the Notes at a constant rate of 7.13% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the Notes. U.S. Holders (as defined herein) will be required to include interest in income as it accrues regardless of their method of tax accounting. The rate at which interest accrues for U.S. federal income tax purposes generally will exceed the cash payments of interest.

U.S. Holders will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a Note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and their adjusted tax basis in the Note. Any gain recognized by a U.S. Holder on the sale, exchange, conversion, redemption or repurchase of a Note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and, thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the securities offered by this prospectus.

Registration Rights	We have filed with the U.S. Securities and Exchange Commission, or “SEC,” a shelf registration statement for the resale of the Notes, the subsidiary guarantees and shares of our common stock issuable upon conversion of the Notes under a registration rights agreement. Upon our failure to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the Notes.

DTC eligibility	The Notes were issued in book-entry-only form and are represented by a global certificate, without interest coupons, deposited with, or on behalf of, The Depositary Trust Company, or “DTC,” and registered in the name of a nominee of DTC Beneficial interests in the Notes are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their Notes for certificated securities. See “Description of the Notes — Global Notes Book-Entry Form.”

Listing and Trading	The Notes originally issued in the private placement are eligible for trading on The PORTAL Market. The Notes are not currently listed nor do we intend to list the Notes on any national securities exchange or any automated quotation system. Our common stock is quoted on the New York Stock Exchange under the symbol “KG.”

RISK FACTORS

An investment in the Notes, the subsidiary guarantees and our common stock involves risks. You should carefully consider the following risks, as well as those risks discussed in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. If any of the following risks actually occurs, our business, and your investment in the Notes, the subsidiary guarantees or our common stock could be materially, negatively affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also materially and negatively affect us and your investment in the Notes, the subsidiary guarantees or our common stock.

Risks Related to the Notes, Our Common Stock and the Subsidiary Guarantees

We may be unable to pay the principal return upon conversion of the Notes or purchase the Notes for cash on specified dates or following a fundamental change.

Upon surrender of the Notes for conversion, unless we direct that the Notes be exchanged in lieu of conversion and a designated financial institution accepts such Notes, we will pay in cash at least the principal return of the Notes. In addition, holders of the Notes have the right to require us to repurchase the Notes in cash on specified dates or upon the occurrence of a fundamental change prior to maturity. Our current credit facility and the indenture for our outstanding 2 3/4% Convertible Debentures due November 15, 2021 contain, and any of our future debt agreements may contain, a similar provision requiring us to repay such debt upon a fundamental change or change of control.

We may not have sufficient funds to pay the required amount of cash upon conversion or make the required purchase in cash when required under the indenture for the Notes, or the ability to arrange necessary financing on acceptable terms or at all. In addition, our ability to pay the required amount of cash upon conversion or to purchase the Notes when required under the indenture may be limited by law or the terms of other agreements relating to our debt outstanding at the time. Our current senior credit facility restricts our ability to pay any cash in excess of the principal amount upon conversion of the Notes, and our ability to repurchase Notes upon purchase events such as a fundamental change or change of control. In addition, future indebtedness or credit facilities (including amendments, restatements or renewals of our current senior credit facility) may restrict our ability to pay any amount of cash upon conversion or upon purchase events. If we fail to pay the required amount of cash upon conversion or purchase of the Notes as required by the indenture, that would constitute an event of default under the indenture governing the Notes which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement.

There are no restrictive covenants in the indenture for the Notes relating to our ability, or the ability of our subsidiaries, to incur future indebtedness or complete other transactions. The Notes are unsecured, and the indebtedness created by the Notes, and any future indebtedness, could adversely affect our business or the business of our subsidiaries, limit our or our subsidiaries’ ability to make full payment on the Notes, and may restrict our or our subsidiaries’ operating flexibility.

The indenture governing the Notes does not:

•	require us or our subsidiaries to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the Notes in the event that we or our subsidiaries experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is effectively senior in right of payment to the Notes; or

•	restrict our ability to pledge our assets or those of our subsidiaries.

In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of our Notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the Notes. In addition, we or our subsidiaries may incur additional debt, including secured indebtedness. Any secured indebtedness that we or our subsidiary guarantors may incur, and any indebtedness that our non-guarantor subsidiaries may incur, would be effectively senior to the Notes. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

The level of our indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	expose us to a risk that a substantial decrease in net cash flows due to economic developments or adverse events in our business could make it difficult to meet debt service requirements;

•	increase our vulnerability to adverse economic and industry conditions; and

•	expose us to risks inherent in interest rate fluctuations because of the variable interest rates on other debt instruments, which could result in higher interest expense in the event of increases in interest rates.

Our ability to repay or refinance our indebtedness will depend upon our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all.

Federal and state statutes allow courts, under specific circumstances, to void guarantees.

The Notes are guaranteed by our domestic subsidiaries, but not our foreign subsidiaries. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of the guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for its guarantee and was insolvent or was rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by such subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. If the subsidiary guarantees are not enforceable, the Notes would be effectively junior in ranking to all liabilities of the subsidiary guarantors. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The terms of the Notes do not provide protection against some types of important corporate events.

The Notes are convertible into cash equal to the principal return and cash or shares of our common stock, if applicable. Upon the occurrence of a fundamental change, we may be required to offer to repurchase all of the Notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “fundamental change” under the Notes. See “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

An active trading market for the Notes may not develop.

The Notes are a new issue of securities. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

We have no plans to list the Notes on a securities exchange. Although the Notes are eligible for trading in The PORTAL Market, we cannot assure you that an active trading market for the Notes will develop or be sustained. The Notes resold pursuant to this prospectus are not eligible for trading on The PORTAL Market. We have been advised by the initial purchasers that they presently intend to make a market in the Notes. However, the initial purchasers are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market maker for the Notes, we cannot assure you another firm or person will make a market in the Notes.

The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. We cannot assure you that even if a trading market develops, it will be sufficiently liquid for you to sell your Notes.

The market price of the Notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the Notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities we may issue. Factors that could affect our common stock price include the following:

•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of the Notes, if rated, or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us;

•	our dividend policy; and

•	future sales of our equity or equity-linked securities.

In recent years, stock markets, including the New York Stock Exchange, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the Notes.

The make whole amount payable on Notes converted in connection with certain transactions or events may not adequately compensate you for the lost option time value of your Notes as a result of such transaction or event.

If the effective date or anticipated effective date of certain transactions or events occur on or prior to April 1, 2013, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any Notes converted during the time period described herein. The number of additional shares will be determined based on the conversion date and the price per share of our common stock as described below under “Description of the Notes — Conversion Rights — Make Whole Amount.” While the number of additional shares is designed to compensate you for the lost option time value of your Notes as a result of such transaction or event, that amount of additional shares is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction or event occurs after April 1, 2013, or if our stock price is less than $17.36 per share or greater than $60.00 per share, the conversion rate will not be increased. In no event will the total number of shares of common stock, if any, issuable upon conversion of the Notes exceed 57.6037 per $1,000 principal amount of Notes, subject to adjustment. Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conditional conversion feature of the Notes could result in your receiving less than the value of the consideration into which a Note is convertible.

Prior to April 1, 2012, the Notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the consideration into which the Notes would otherwise have been convertible. The contingent conversion features could also adversely affect the value and the trading prices of the Notes.

As a holder of Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only if, and when, we deliver shares of common stock to you upon conversion of your Notes and, in limited cases, under the conversion rate adjustments applicable to the Notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The repurchase rights in the Notes triggered by a fundamental change could discourage a potential acquiror.

The repurchase rights in the Notes triggered by a fundamental change, as described under the heading “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder,” could discourage a potential acquiror. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The conversion rate of the Notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the Notes. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

Upon conversion of the Notes, you may receive fewer proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the conversion value of your Notes is determined.

The conversion value that you will receive upon conversion of your Notes is determined by the average of the sale price of our common stock for ten consecutive trading days beginning on the fourth trading day immediately following the day you deliver your conversion notice to the conversion agent. If the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable ten trading day period, the conversion value you receive will be adversely affected.

The Notes may not be rated or may receive a lower rating than anticipated.

We believe it unlikely that the Notes will be rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our common stock could be harmed.

You should consider the U.S. federal income tax consequences of owning the Notes.

Under the indenture governing the Notes, we have agreed, and, by acceptance of a beneficial interest in a Note, each holder will have deemed to have agreed, to treat the Notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments.

Consequently, despite some uncertainty as to the proper application of such regulations, you will generally be required to accrue interest income at a constant rate of 7.13% per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the Notes. The amount of interest required to be included by you in income for each year generally will be in excess of the stated coupon on the Notes for that year.

You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a Note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the Note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a Note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter will be treated as capital loss.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For example, if the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you will be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. For Non-U.S. Holders (as defined herein), this deemed distribution may be subject to U.S. federal withholding requirements.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts that are not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by their use of terms and phrases, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions. These statements are contained in the “Risk Factors” section, as well as other sections of this prospectus or in information incorporated by reference in this prospectus.

Forward-looking statements in this prospectus and in the information incorporated by reference in this prospectus include, but are not limited to:

•	the future potential of, including anticipated net sales and prescription trends for, our branded pharmaceutical products, particularly Altace®, Skelaxin®, Thrombin-JMI®, Sonata® and Levoxyl®;

•	expectations regarding the enforceability and effectiveness of product-related patents, including in particular patents related to Altace®, Skelaxin®, Sonata® and Adenoscan®;

•	expected trends and projections with respect to particular products, reportable segment and income and expense line items;

•	the timeliness and accuracy of wholesale inventory data provided by our customers;

•	the adequacy of our liquidity and capital resources;

•	anticipated capital expenditures;

•	expectations regarding the repurchase of our 2 3/4% Convertible Debentures due November 21, 2021;

•	the development, approval and successful commercialization of Remoxytm, an investigational drug for the treatment of moderate-to-severe chronic pain; binodenoson, our next generation cardiac pharmacologic stress-imaging agent; PT-141, an investigational new drug for the treatment of erectile dysfunction and female sexual dysfunction; T-62, an investigational drug for the treatment of neuropathic pain; MRE0094, an investigational drug for the topical treatment of chronic diabetic foot ulcers; the development of a new formulation of Skelaxin®; pre-clinical programs; and product life-cycle development projects;

•	the development, approval and successful commercialization of a diazepam-filled auto-injector, new inhaler for Intal® and Tilade® using the alternative propellant hydrofluoroalkane, or “HFA,” and an Altace®/diuretic combination product;

•	our successful execution of our growth strategies;

•	anticipated developments and expansions of our business;

•	our plans for the manufacture of some of our products, including, but not limited to, the anticipated expansion of our manufacturing capacity for Thrombin-JMI®;

•	anticipated increases in sales of acquired products or royalty revenues;

•	the success of our Co-Promotion Agreement with Wyeth;

•	the high cost and uncertainty of research, clinical trials and other development activities involving pharmaceutical products;

•	the development of product line extensions;

•	the unpredictability of the duration or future findings and determinations of the U.S. Food and Drug Administration, including the pending applications related to our diazepam-filled auto-injector and a new Intal® inhaler formulation utilizing HFA, and other regulatory agencies worldwide;

•	products developed, acquired or in-licensed that may be commercialized;

•	the intent, belief or current expectations, primarily with respect to our future operating performance;

•	expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

•	expectations regarding the outcome of various pending legal proceedings including the Altace® and Skelaxin® patent challenges, the SEC and Office of Inspector General investigations, other possible governmental investigations, securities litigation, and other legal proceedings described in this prospectus and the information incorporated by reference in this prospectus, and

•	expectations regarding our financial condition and liquidity as well as future cash flows and earnings.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by our forward-looking statements. These known and unknown risks, uncertainties and other factors are described in detail in the “Risk Factors” section and in other sections of this prospectus or in information incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the securities offered by this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:

	Three Months
	Ended		Years Ended December 31,
	March 31, 2006		2005		2004	2003		2002		2001
			(In thousands except ratio data)
Earnings:
Net income from continuing operations before income taxes, extraordinary items, and cumulative effect of change in accounting principle	$75,729		$178,115		$(58,034)	$163,327		$248,506		$333,080
Fixed Charges	4,421		17,679		18,100	18,046		16,942		16,555
Capitalized Interest	(401)		(1,720)		(1,185)	(1,180)		(1,127)		(1,256)

	79,749		194,074		(41,119)	180,193		264,321		348,379

Fixed Charges:
Interest expense	2,984		11,931		12,588	13,396		12,419		12,684
Capitalized interest	401		1,720		1,185	1,180		1,127		1,256
Portion of rents representative of interest factor	1,036		4,028		4,327	3,470		3,396		2,615

	$4,421		$17,679		$18,100	$18,046		$16,942		$16,555

Ratio of earnings to fixed charges (a)	18.0	x	11.0	x	(b )	10.0	x	15.6	x	21.0	x

(a)
For purposes of computing this consolidated ratio, earnings consist of income before:
•  income taxes, extraordinary items, cumulative effect of change in accounting principle and
•  fixed charges excluding capitalized interest.
Fixed charges consist of:
•  all interest expense;
•  the portion of net rental expense which is deemed representative of the interest factor;
•  the amorization expense of debt issuance costs; and
•  capitalized interest.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges by $59,219.

The following table presents our pro forma ratios of earnings to fixed charges for each of the periods indicated:

	Three Months
	Ended		Year Ended
	March 31, 2006		December 31, 2005
	(In thousands except ratio data)
Earnings:
Net income from continuing operations before income taxes, extraordinary items, and cumulative effect of change in accounting principle	$76,983		$183,170
Fixed Charges	3,167		12,624
Capitalized Interest	(401)		(1,720)

	79,749		194,074

Fixed Charges:
Interest expense	1,730		6,876
Capitalized interest	401		1,720
Portion of rents representative of interest factor	1,036		4,028

	$3,167		$12,624

Pro forma ratio of earnings to fixed charges (a)	25.2	x	15.4	x

(a)
For purposes of computing this consolidated ratio, earnings consist of income before:
•  income taxes, extraordinary items, cumulative effect of change in accounting principle and
•  fixed charges excluding capitalized interest.
Fixed charges consist of:
•  all interest expense;
•  the portion of net rental expense which is deemed representative of the interest factor;
•  the amorization expense of debt issuance costs; and
•  capitalized interest.

DESCRIPTION OF THE NOTES

The Notes were issued under an indenture dated March 29, 2006 among us, our domestic subsidiaries and The Bank of New York Trust Company, N.A. as trustee. The following summary of the terms of the Notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the Notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. We urge you to read the indenture and the registration rights agreement because these documents, and not this description, define your legal rights as a holder of the Notes. In this section, “King Pharmaceuticals,” “we,” “our” and “us” each refers only to King Pharmaceuticals, Inc. and not to any existing or future subsidiary.

General

The Notes are our senior unsecured and unsubordinated obligations and are convertible into cash and shares of our common stock, if applicable, as described under “— Conversion Rights” below. The Notes are limited to an aggregate principal amount of $400,000,000 and will mature on April 1, 2026.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of the Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below.

Interest

The Notes bear interest at an annual rate of 1 1/4%, payable semi-annually in arrears on April 1 and October 1 of each year (each, an “interest payment date”), commencing October 1, 2006, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Each payment of interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date of the Notes) to but excluding the applicable interest payment date. We will also pay additional contingent interest, if applicable, as described below under “— Contingent Interest.”

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier redemption date or purchase date) of a Note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date or purchase date of a Note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Principal of and interest on the Notes will be payable, and Notes may be presented for conversion, registration and exchange, without service charge, at an office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.”

Guarantees

Our domestic subsidiaries have jointly and severally guaranteed our obligations under the Notes. In addition, we will cause each domestic subsidiary organized or acquired after the issue date of the Notes to execute and deliver to the trustee a guarantee pursuant to which such subsidiary will guarantee payment of the Notes on the same terms and conditions. Each subsidiary guarantee will contain limitations designed to prevent such subsidiary guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors — Risks related to the Notes, Our Common Stock and the Subsidiary Guarantees — Federal and state statutes allow courts, under specific circumstances, to void guarantees.”

Each subsidiary guarantor that makes a payment under its subsidiary guarantee will be entitled to a contribution from each other subsidiary guarantor in an amount equal to such other subsidiary guarantor’s pro rata portion of such payment based on the respective net assets of all the subsidiary guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles.

If a subsidiary guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor and, depending on the amount of such indebtedness, a subsidiary guarantor’s liability on its subsidiary guarantee could be reduced to zero.

A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guarantee:

•	upon the sale, dissolution or other disposition (including by way of consolidation or merger) of such subsidiary guarantor; or

•	upon the sale or disposition of all or substantially all of the assets of such subsidiary guarantor, in each case other than to us or any of our affiliates.

Ranking

The Notes are our senior unsecured and unsubordinated debt and rank, in right of payment, pari passu with all of our existing and future senior unsecured and unsubordinated indebtedness, including our existing 2 3/4% Convertible Debentures due November 15, 2021, of which approximately $4.26 million remains outstanding. The Notes rank senior in right of payment to all of our subordinated indebtedness and are effectively subordinated to any of our and our subsidiary guarantors’ secured indebtedness, to the extent of the value of the collateral, and to the indebtedness of our non-guarantor subsidiaries.

As of March 31, 2006, we had $180.0 million of indebtedness on a parity with the Notes. At such date, our domestic subsidiaries had no outstanding indebtedness. As of March 31, 2006, we only had one foreign non-guarantor subsidiary, which had an intercompany payable of approximately $12.0 million.

A substantial portion of our operations are conducted through our subsidiaries. All of our domestic subsidiaries have guaranteed our payment obligations with respect to the Notes. Our foreign subsidiaries will not guarantee our payment obligation with respect to the Notes. The subsidiary guarantees are unsecured and unsubordinated obligations of the subsidiary guarantors and rank equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of those subsidiary guarantors, including guarantees given by these subsidiaries in connection with our 2 3/4% Convertible Debentures due November 15, 2021.

Claims of creditors of any non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred shareholders of such non-guarantor subsidiaries generally would have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes would be effectively subordinated to creditors (including trade creditors) and preferred shareholders, if any, of any such non-guarantor subsidiaries.

Conversion Rights

General

Holders may convert their Notes into cash and shares, if applicable, of our common stock (i) prior to April 1, 2012, subject to the conditions and during the periods described below or (ii) at any time on or after April 1, 2012, until the close of business on the business day immediately preceding the maturity date without regard to the conditions described below, in each case, at an initial conversion rate of 48.0031 shares of our common stock per $1,000 principal amount of Notes, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $20.83 per share of common stock.

The conversion rate (including any adjustments as described below under “— Make Whole Amount” and “— Registration Rights”) and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are a multiple of $1,000 principal amount.

We will settle conversions of Notes by making the payments described below under “— Conversion Settlement.”

Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates or as set forth under “— Registration Rights” below relating to liquidated damages) and we will not adjust the conversion rate to account for accrued and unpaid interest. If a Note is tendered for conversion at a time when there exists a registration default with respect to common stock, as described below under “— Registration Rights,” we will increase the conversion rate by 3% in lieu of paying any liquidated damages on the shares issuable upon conversion, if any. Our delivery to the holder of cash and shares, if applicable, of our common stock into which the Note is convertible will be deemed to satisfy our obligation with respect to such Note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. If the Notes are represented by a global certificate deposited with DTC, as depositary, such holder must comply with any related procedures for conversions required by the depositary. The date on which a holder complies with all the foregoing is a “conversion date.” The conversion agent will, on the holder’s behalf, convert the Notes into cash and shares, if any, of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder has already delivered a purchase notice as described under either “— Purchase of Notes By Us at the Option of the Holder” or “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Make Whole Amount

If:

•	the effective date or anticipated effective date of a transaction described in clause (2) of the definition of change of control (as set forth under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”) occurs on or prior to April 1, 2013, and a holder elects to convert its Notes during the period commencing 30 days prior to the anticipated effective date of such transaction and ending 30 days following the actual effective date of such transaction; or

•	the effective date of a termination of trading (as defined under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”) occurs on or prior to April 1, 2013, and a holder elects to convert its Notes during the period commencing on such effective date and ending 30 days following the actual effective date, then, in each case, we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. We refer to any such change of control or termination of trading as a “make-whole event” and the actual effective date of such make-whole event as the “effective date.”

If, as described above, we are required to increase the conversion rate by the additional shares as a result of a make-whole event, Notes surrendered for conversion will be settled as follows:

•	If the last day of the applicable conversion period (as defined below under “— Conversion Settlement”) related to such Notes is on or prior to the fourth trading day immediately preceding the effective date of such make-whole event, we will settle such conversion as described under “— Conversion Settlement” below by paying the principal return and delivering the net shares or net cash, if any, on the third business day immediately following the determination of the average price, but without giving any effect to the additional shares to be added to the conversion rate. As soon as practicable following the effective date of the make-whole event, we will deliver the increase in the conversion value (as defined below under “— Conversion Settlement”) for such Notes as if the conversion rate had been increased by such number of additional shares during the related applicable conversion period (and based upon the related average price). If such increased conversion value results in an increase to the principal return (as defined below under “— Conversion Settlement”), we will pay such increase in cash. In addition, if such increased conversion value results in an increase to the number of net shares or net cash (as defined below under “— Conversion Settlement”), we will deliver such increase in cash or in shares of our common stock or in the case of change of control, in reference property, as described below under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.” We will not increase the conversion rate by the number of additional shares, or otherwise deliver any increase to the conversion value, if the applicable change of control never becomes effective; or

•	If the last day of the applicable conversion period is after the fourth trading day immediately preceding the effective date of the make-whole event (including upon any termination of trading), we will settle such conversion as described under “— Conversion Settlement” below by paying the principal return and delivering the net shares or net cash, if any, including the additional shares to be added to the conversion rate, if any, on the later to occur of (1) the effective date and (2) the third business day following the last day of the applicable conversion period.

We will notify holders of any such make-whole event and the anticipated effective date and issue a press release no later than 35 days prior to such transaction’s anticipated effective date, unless such make-whole event is a termination of trading, in which case we will notify holders and issue a press release no later than 5 days following the effective date of such make-whole event.

The number of additional shares will be determined by reference to the table below and is based on the conversion date and the sale price of our common stock, or the reference property, as applicable, on the conversion date (the “stock price”). The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to such adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares to be added to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional shares to be received per $1,000 principal amount of Notes:

Conversion Date	Stock Price

	$17.36	$19.00	$21.00	$23.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00
March 29, 2006	9.6006	7.7091	5.9833	4.6771	3.7114	2.1262	1.2754	0.7798	0.3101	0.0000
April 1, 2007	9.6006	7.8015	5.9724	4.6046	3.5996	1.9837	1.1384	0.6616	0.2280	0.0000
April 1, 2008	9.6006	7.8662	5.9127	4.4746	3.4333	1.7938	0.9677	0.5225	0.1426	0.0000
April 1, 2009	9.6006	7.8428	5.7444	4.2766	3.1918	1.5602	0.7646	0.3683	0.0671	0.0000
April 1, 2010	9.6006	7.7540	5.5101	3.9859	2.8726	1.2703	0.5332	0.2115	0.0086	0.0000
April 1, 2011	9.6006	7.4519	5.0827	3.4418	2.3206	0.8458	0.2699	0.0570	0.0000	0.0000
April 1, 2012	9.6006	6.6573	4.0558	2.3803	1.3538	0.2642	0.0103	0.0000	0.0000	0.0000
April 1, 2013	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and conversion date may not be set forth on the table, in which case:

1. if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2. if the stock price is equal to or in excess of $60.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3. if the stock price is less than $17.36 per share (the last reported sale price of our common stock on March 23, 2006) (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 57.6037 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments” or as otherwise described herein.

Our obligation to increase the conversion rate by the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Upon Satisfaction of Sale Price Condition

Prior to April 1, 2012, a holder may surrender any of its Notes for conversion into cash and shares, if any, of our common stock in any fiscal quarter (and only during such fiscal quarter) after the quarter ending June 30, 2006 if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 110% of the applicable conversion price per share of our common stock on such last trading day.

The “sale price” of our common stock (or any security for which a sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock (or such security) is traded or, if our common stock (or such security) is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

If our common stock (or such security) is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “sale price” will be the last reported sale price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock (or such security) is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange (or, if our common stock is not traded on the New York Stock Exchange, on the principal other market on which our common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either the New York Stock Exchange (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the New York Stock Exchange (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

Conversion Upon Notice of Redemption

If we call any of the Notes for redemption, holders may convert such Notes called for redemption into cash and shares, if applicable, of our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions and Other Specified Events

Conversions Upon Certain Distributions.  If we elect to:

•	distribute to all holders of our common stock rights entitling them to purchase shares of our common stock at less than the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the Notes at least 30 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events.  If we are party to any transaction or event (including any consolidation, merger or binding share exchange) pursuant to which shares of our common stock would be converted into or exchanged for cash, securities or other property, a holder may surrender Notes for conversion at any time from and after the date that is 30 days prior to the anticipated effective date of the transaction until 30 days after the actual date of such transaction (or, if such transaction also constitutes a change of control, until the fundamental change purchase date). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 30 days prior to the effective date of such transaction).

If such transaction also constitutes a change of control, the holder will be able to require us to purchase all or a portion of such holder’s Notes as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

We will settle any such conversions as described below under “— Conversion Settlement.” However, if such transaction also constitutes a change of control under which the conversion rate will be adjusted as described above under “— Make Whole Amount,” we will settle any such conversions as described thereunder.

Terminations of Trading.  Notes may be surrendered for conversion at any time that a termination of trading has occurred and is continuing, as defined under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below. Any such termination of trading will also constitute a fundamental change and, if a holder does not convert its Notes, it may require us to purchase all or a portion of such holder’s Notes as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

In connection with any Notes converted once a termination of trading has occurred and during the period commencing on such occurrence and ending on the related fundamental change repurchase date, the “average price” used to determine the conversion value, as described below under “— Conversion Settlement,” will be the higher of (i) the average of the sale prices of our common stock for the 10 consecutive trading days immediately preceding the trading day on which such termination of trading occurred and (ii) the average of the sale prices for our common stock in the over-the-counter market for each trading day in the related conversion period as reported by the National Quotation Bureau or similar organization.

We will increase the conversion rate for any conversion in connection with a termination of trading if such event also constitutes a change of control as described in clause (2) of the definition thereof, as described above under “— Make Whole Amount.”

Conversion Settlement

Subject to certain exceptions set forth under “— Make Whole Amount,” and “— Exchange in Lieu of Conversion” below, upon conversion of Notes, we will deliver, in respect of each $1,000 principal amount of Notes:

•	cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of Notes surrendered for conversion and (b) the conversion value, and

•	if the conversion value is greater than the principal amount, either (i) a number of shares of our common stock (the “net shares”), equal to the sum of the daily share amounts for the related conversion period or (ii) an amount of cash (the “net cash”) equal to the difference between the conversion value and the principal amount, at our election by notice to the trustee and the holder no later than the business day prior to the first day of the related conversion period; provided, however, we may at any time irrevocably elect to deliver, in lieu of paying net cash, net shares upon all conversions of the Notes following such time. We will make any such irrevocable election by written notice to the trustee and the holders of the Notes.

We will deliver the cash and shares of our common stock, if applicable, to converting holders no later than the third business day following the determination of the average price. We will deliver cash in lieu of any fractional shares of our common stock issuable in connection with payment of the net shares, if any, based upon the average price.

The “conversion value” for each $1,000 principal amount of Notes is equal to (a) the applicable conversion rate, multiplied by (b) the average price.

The “conversion period” means the 10 consecutive trading day period commencing on the fourth trading day following the related conversion date.

The “average price” is equal to the average of the sale prices of our common stock for each trading day in the conversion period, subject to the exception described above under “Conversion Upon Specified Corporate Transactions and Other Specified Events — Terminations of Trading.”

The “daily share amount,” for each $1,000 principal amount of Notes and each trading day in the conversion period, is equal to the greater of:

•	zero; and

•	a number of shares of our common stock determined by the following formula:

(sale price of our common stock on such trading day X applicable conversion rate) — $1,000
10 X sale price of our common stock on such trading day

The conversion value, principal return, net cash and the number of net shares, as applicable, will be determined by us promptly after the end of the conversion period.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our common stock as a dividend or distribution on our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1  =  CR0  X   OS1
                            OS0

where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date, or the effective date of such share subdivision or share combination, as the case may be
CR1	=	the conversion rate in effect immediately after the ex-dividend date, or the effective date of such share subdivision or share combination, as the case may be
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date, or the effective date of such share subdivision or share combination, as the case may be
OS1	=	the number of shares of our common stock that would be outstanding immediately after such event

(2) the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than the current market price of our common stock, in which event the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1  =  CR0  X   OS0 + X
                          OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
OS0	=	the number of shares of our common stock outstanding immediately prior to the ex-dividend date
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1  =  CR0    X               SP0
                                                        SP0  −  FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price (as defined below)
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate instead will be adjusted based on the following formula:

CR1  =  CR0    X       FMV0   +   MP0
                                                        MP0

where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
FMV0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the fifth trading day after the ex-dividend date
MP0	=	the average of the sale prices of our common stock over the 10 consecutive trading days commencing on and including the fifth trading day after the ex-dividend date

(4) dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1  =  CR0  X       SP0
                            SP0 − C

where,

CR0	=	the conversion rate in effect at the close of business on the ex-dividend date
CR1	=	the conversion rate in effect immediately after the ex-dividend date
SP0	=	the current market price
C	=	the amount of cash per share we pay in such distribution or dividend to holders of our common stock

(5) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1  =  CR0  X   FMV + (SP1 X OS1)
                           OS0 − SP1

where,

CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares
SP1	=	the sale price of our common stock on the trading day next succeeding the expiration date

(6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR1  =  CR0  X   FMV + (SP1 X OS1)
                           OS0 − SP1

where,

CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares
SP1	=	the sale price of our common stock on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 57.6037 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate adjustments set forth under “— Conversion Rate Adjustments.”

“Current market price” of our common stock on any day means the average of the sale prices of our common stock over the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

To the extent that we have a rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

We may from time to time, to the extent permitted by law and subject to applicable rules of The New York Stock Exchange, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. In addition, non-U.S. holders of Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Constructive Dividends.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a Note will be changed into a right to convert it into the kind and amount of shares or stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the applicable conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be the weighted average of the forms and amounts of consideration received by the holders of our common stock that affirmatively make an election. However, at and after the effective time of the transaction, the principal return payable upon conversion of the Notes will continue to be payable in cash, and the conversion value will be calculated based on the fair value of the reference property. This provision does not limit the rights of the holders in the event of a fundamental change (as defined below, under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”), including our obligation to increase the conversion rate by the additional number of shares in connection with a conversion of the Notes.

Exchange in Lieu of Conversion

When a holder surrenders Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date of determination of the average price, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such Notes, a number of shares of our common stock equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, at the option of the designated financial institution. Any cash amounts will be based on the average price.

If the designated institution accepts any such Notes, it will deliver the appropriate number of shares of our common stock or cash, or any combination thereof, to the conversion agent and the conversion agent will deliver those shares or cash, or combination thereof, as the case may be, to you. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the Note for exchange, we will, as promptly as practical thereafter, but not later than the third business day following determination of the average price, convert the Notes into cash and shares, if any, of our common stock, as described under “— Conversion Settlement” above.

Our designation of an institution to which the Notes may be submitted for exchange does not require the institution to accept any Notes. If the designated institution declines to accept any Notes surrendered for exchange, we will convert those Notes into cash and shares, if any, of our common stock, as described under “— Conversion Settlement” above. We will not pay any consideration to, or otherwise enter into any agreement or arrangement with, the designated institution for or with respect to such designation.

Contingent Interest

We will pay contingent interest to holders of the Notes during any six-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the six-month period beginning April 1, 2013 if the average trading price of the Notes for a five consecutive trading day period (the “measurement period”) preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the Notes.

For purposes of determining whether contingent interest is payable, the “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Notes will be the sale price of our common stock on the relevant trading day of the measurement period multiplied by the then applicable conversion rate.

The rate of contingent interest payable in respect of any such six-month interest period will equal 0.25% of the average trading price of the Notes over the measurement period triggering the contingent interest payment. Contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant six-month period to holders of the Notes as of the record date relating to such interest payment date.

Upon determination that the Notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Optional Redemption

On or after April 5, 2013, we may redeem for cash all or a portion of the Notes at any time by providing not less than 30 nor more than 60 days’ notice by mail to each registered holder of the Notes to be redeemed, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including contingent interest and liquidated damages, if any), to, but excluding, the redemption date, unless such redemption date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including contingent interest and liquidated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

If the trustee selects a portion of your Note for partial redemption and you convert a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Note during a period of 15 days before the mailing of the redemption notice.

In addition, if there is less than $40,000,000 aggregate principal amount of the Notes outstanding, we may, at any time, by providing not less than 30 nor more than 60 days’ notice by mail to each registered holder of the Notes to be redeemed, redeem for cash all the outstanding Notes at a price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any), to but excluding the date fixed for redemption.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase for cash all or a portion of their Notes on April 1, 2013, April 1, 2016 and April 1, 2021. The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) to but excluding the purchase date; provided that we will pay the full amount of accrued and unpaid interest (including contingent interest and liquidated damages, if any) payable on an interest payment date to the holder of record at the close of business on the corresponding record date.

We will be required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 23 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Also, as described in the “Risk Factors” section of this prospectus under the caption “Risks related to the Notes, Our Common Stock and the Subsidiary Guarantees — We may be unable to pay the principal return upon conversion of the Notes or purchase the Notes for cash on specified dates or following a fundamental change,” we may not have funds sufficient to purchase the Notes when we are required to do so.

On or before the 23rd business day prior to each purchase date, we will provide to the trustee, any paying agent and to all holders of the Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the name and address of the trustee, any paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

The purchase notice given by each holder electing to require us to purchase their Notes must state:

•	in the case of Notes in certificated form, the certificate numbers of the holder’s Notes to be delivered for purchase;

•	the portion of the principal amount of Notes to be purchased, in multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provision of the Notes and the indenture.

If the Notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

No Notes may be purchased by us at the option of the holders if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, that remains subject to the purchase notice.

If the Notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the trustee or any paying agent holds money sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes.

Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder

If a fundamental change occurs, each holder of Notes will have the right to require us to purchase for cash some or all of that holder’s Notes on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including contingent interest and liquidated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Within 25 days after the occurrence of a fundamental change, we are required to give notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Notes must deliver, on or before the close of business on the third business day prior to the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Notes with respect to which the right is being exercised. We will promptly pay the repurchase price for Notes surrendered for repurchase following the fundamental change repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the third business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

(2) consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, exchange officer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which 90% or more of our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property. However, it will not constitute a change of control under this clause (2) if 100% of the consideration for our common stock (excluding cash payments for fractional shares or cash payments made in respect of dissenters’ appraisal rights, if any) in the transaction or event constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or event, the Notes become convertible solely into shares of such common stock; or

(3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on the New York Stock Exchange, nor approved for trading on the Nasdaq National Market, nor traded in the over-the-counter market as reported by the National Quotation Bureau or similar organization.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

No Notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the Notes;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of King Pharmaceuticals or such successor under the Notes and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Information Requirement

We have agreed that for a period of two years after the closing of the sale of the Notes to the initial purchasers on March 29, 2006, during any period in which we are not subject to the reporting requirements of the Exchange Act, we will make available to holders of the Notes, or beneficial owners of interests therein, or any prospective purchaser of the Notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Notes or beneficial interests in the Notes.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including contingent interest and liquidated damages, if any) on any of the Notes for 30 days after the date when due;

•	our failure to pay when due the principal return or the net shares or net cash, as applicable, together with cash in lieu thereof in respect of any fractional shares, upon conversion of a Note;

•	our failure to perform or observe any other term, covenant or agreement contained in the Notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $10 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	our failure to give timely notice of a fundamental change;

•	our failure to give timely notice of specified corporate transactions and other specified events required under “— Conversion Upon Specified Corporate Transactions and Other Specified Events;” and

•	our bankruptcy, insolvency or reorganization, or the bankruptcy, insolvency or reorganization of any significant subsidiary of ours.

“Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of Notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Notes;

•	in respect of the failure to convert the Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Note affected as described in “— Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the Notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Notes to pursue remedies with respect to the indenture and the Notes are subject to a number of additional requirements set forth in the indenture.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any conversion, redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the Notes) may be modified or amended by us, the subsidiary guarantors and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Notes;

•	adding a guarantor or other security for the benefit of the holders of the Notes;

•	releasing and relieving a subsidiary guarantor from all its obligations under its subsidiary guarantee in the event of its sale, consolidation, dissolution or other disposition;

•	adding additional dates on which holders may require us to repurchase their Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of Notes if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Notes in this prospectus will not be deemed to adversely affect the interests of the holders of the Notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes.

Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made by us, the subsidiary guarantors and the trustee, and noncompliance with any provision of the indenture or the Notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount outstanding of the Notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Note affected:

•	change the maturity of the principal of or any installment of interest on any Note (including any payment of contingent interest or liquidated damages);

•	reduce the principal amount of, or any premium, if any, on any Note;

•	reduce the interest rate or amount of interest (including any contingent interest or liquidated damages) on any Note;

•	change the currency of payment of principal of, premium, if any, or interest on any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Notes, including any change to the payment of the principal return, the amount of net shares or net cash;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Notes;

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Notes outstanding required for any other waiver under the indenture.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding.

Form, Denomination and Registration

The Notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form

The Notes are evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Notes to such persons may be limited.

We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Notes pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of our or its respective agents will have any responsibility for the performance by DTC, or its direct or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register.

Governing Law

The indenture, the Notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers dated March 29, 2006 under which we and the subsidiary guarantors agreed for the benefit of the holders of the Notes and the common stock issuable on conversion of the Notes, if any, that we would, at our cost:

•	file with the SEC, no later than the 90th day after the first date of original issuance of the Notes, the shelf registration statement (which shall be an automatic shelf registration statement if King Pharmaceuticals is then a well-known seasoned issuer, or WKSI) under Rule 415 under the Securities Act, of which this prospectus forms a part, covering resales of the Notes, the subsidiary guarantees and the common stock issuable upon conversion of the Notes;

•	if King Pharmaceuticals is not a WKSI on such 90th day, use reasonable best efforts to cause the shelf registration statement of which this prospectus forms a part to be declared effective under the Securities Act no later than 120 days after the first date of original issuance of the Notes; and

•	subject to certain rights to suspend use of the shelf registration statement described below, use reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

“Registrable securities” means:

•	the Notes, including the subsidiary guarantees, until the earliest of (i) their effective registration under the Securities Act and the resale of all such Notes in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such Notes under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect (“Rule 144(k)”), or (iii) the date on which all such Notes have been converted or otherwise cease to be outstanding; and

•	the shares of common stock, if any, issuable upon conversion of the Notes, until the earliest of (i) their effective registration under the Securities Act and the resale of all such shares of common stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to such shares of common stock under Rule 144(k), (iii) the date on which all such shares of common stock are freely transferable by persons who are not our affiliates without registration under the Securities Act, or (iv) the date on which all such shares of common stock cease to be outstanding.

We and our subsidiary guarantors may suspend the effectiveness of this prospectus or the shelf registration statement of which this prospectus forms a part during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We and the subsidiary guarantors need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Notes. Each holder, by its acceptance of the Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. Any suspension period may not exceed an aggregate of:

•	45 days in any 90-day period; or

•	90 days in any 360-day period.

Each of the following is a registration default (provided that a registration default shall occur with respect to the Notes only if any of the following events affects the portion of the registration statement, prospectus or prospectus supplement pertaining to the Notes or the subsidiary guarantees, and that a registration default shall occur with respect to the shares of common stock issuable upon conversion of the Notes only if any of the following events affects the portion of the registration statement, prospectus or prospectus supplement pertaining to such shares of common stock):

•	the registration statement has not been filed (and declared effective if King Pharmaceuticals is then a WKSI) prior to or on the 90th day following the first date of original issuance of any of the Notes; or

•	if King Pharmaceuticals is not a WKSI on such 90th day, the registration statement has not been declared effective prior to or on the 120th day following the first date of original issuance of any of the Notes; or

•	we do not, through our omission, name a holder as a selling shareholder in the prospectus or a prospectus supplement; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or is not usable and (1) we and the subsidiary guarantors do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), (2) if applicable, we and the subsidiary guarantors do not terminate the suspension period, described in the preceding paragraph, by the 45th day or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 90 days.

If a registration default occurs with respect to the Notes, predetermined “liquidated damages” will accrue on the Notes that are transfer restricted securities, from and including the day following such registration default to but excluding the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for the Notes. The liquidated damages will be paid to those entitled to interest payments on such dates semiannually in arrears on each April 1 and October 1 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Note from and after the 91st day following such registration default.

In no event will liquidated damages exceed 0.50% per year. If a holder converts some or all of its Notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock, and we will instead increase the conversion rate by 3% for each $1,000 principal amount of Notes. If a registration default with respect to the common stock occurs after a holder has converted its Notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

A holder who elects to sell securities under the shelf registration statement, of which this prospectus forms a part, will:

•	be required to be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we and subsidiary guarantors have agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the Notes and common stock issued on conversion of the Notes in accordance with the terms and conditions of the registration rights agreement.

Holders of the registrable securities are required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement, of which this prospectus forms a part, in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the liquidated damages described in the following paragraphs. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement or the failure by a holder to timely complete and deliver to us a notice and questionnaire may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the purchase, ownership, conversion, and other disposition of the Notes and of the common stock received upon a conversion of the Notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and Non-U.S. Holders (as defined below)) or to persons that will hold the Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships or their partners, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary is written for investors that will hold their Notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the Notes and common stock received upon a conversion of the Notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a Note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of Notes or shares of common stock that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of Notes or shares of common stock received upon a conversion of Notes.

Classification of the Notes

Pursuant to the terms of the indenture governing the Notes, we have agreed, and by acceptance of a beneficial interest in a Note each holder of a Note will be deemed to have agreed, to treat the Notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the Notes, including our determination of the rate at which interest will be deemed to accrue on the Notes and the related “projected payment schedule.” The remainder of this discussion describes the treatment of the Notes in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the Notes for United States federal income tax purposes. The U.S. Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the Notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the Notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the Notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the Notes from that which is described below and could require a U.S. Holder to accrue interest income at a rate different from the “comparable yield” rate described below.

Tax Consequences to U.S. Holders

Interest Income

Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the Notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the Notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a Note is the first price at which a substantial amount of the Notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments with respect to the Notes.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the Notes. The comparable yield for the Notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. Accordingly, we have determined the comparable yield to be 7.13% compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the Service, the redetermined yield could be materially greater or less than the comparable yield determined by us.

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the Notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620, Attention: Corporate Affairs.

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the Notes.

Adjustments to Interest Accruals on the Notes

If a U.S. Holder receives actual payments with respect to the Notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If a U.S. Holder receives actual payments with respect to the Notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the Notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the Notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the Notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the Notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Notes Purchased at Other than the Adjusted Issue Price

A U.S. Holder acquiring a Note for an amount other than its “adjusted issue price,” as defined above under “— Interest Income,” will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above under “— Interest Income.” To the extent that a U.S. Holder’s adjusted tax basis in the Note differs from the Note’s adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the Note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the Note will be increased or decreased, as the case may be, to reflect such adjustment.

Sale, Exchange, Conversion, Repurchase, or Redemption of Notes

Generally, the sale, exchange, repurchase, or redemption of a Note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the Notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the Notes. Accordingly, we have agreed, and each holder of a Note will be deemed to have agreed in the indenture, to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a Note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the Note. To the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange, conversion, redemption or repurchase of the Notes. A U.S. Holder’s adjusted tax basis in a Note on any date will generally be equal to the U.S. Holder’s original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments, as described above, scheduled to be made on the Notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a Note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a Note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the Note is held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase, or redemption of a Note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a Note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the Notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the Notes to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), notwithstanding the fact that the holder does not receive a cash payment.

If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to U.S. Holders. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to U.S. Holders of our common stock.

It is unclear whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by non-corporate U.S. Holders. Similarly, it is also unclear whether a corporate U.S. Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

Dividend on Common Stock

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder will generally be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock subject to applicable restrictions.

Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a Note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. Long term capital gain is eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Backup Withholding and Information Reporting

Information returns will generally be filed with the Service in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to United States backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Service.

Tax Consequences to Non-U.S. Holders

Payments on the Notes

All payments on the Notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the Notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the Notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, and (vi) to the extent the payments on the notes are described in section 871(h)(4)(A)(i) of the Code, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (1) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest (including original issue discount) paid on the Notes is not subject to withholding tax because it is effectively connected with the Non- U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder of a Note were deemed to have received a constructive dividend (see “— Tax Consequences to U.S. Holders — Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the Notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (b) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of Notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of Notes or our common stock is engaged in a trade or business in the United States, and if interest on the Notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the Notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Information returns will be filed with the Service in connection with payments on the Notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the Notes or common stock and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the Notes and on the common stock or on the proceeds from a sale or other disposition of the Notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS

The Notes and subsidiary guarantees were issued and sold by us in March 2006 to Citigroup Global Markets Inc., UBS Securities LLC and Banc of America Securities LLC (the “initial purchasers”), and were re-sold by the initial purchasers pursuant to Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Notes and subsidiary guarantees listed below and the shares of common stock issued upon conversion of such Notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth information with respect to the selling securityholders, the principal amount of Notes and related subsidiary guarantees beneficially owned by each selling securityholder that may be offered pursuant to this prospectus and the number of shares of common stock into which such Notes are initially convertible. However, the number of shares of common stock into which such Notes are initially convertible is subject to adjustment as provided in “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”; resulting from payment of any make whole amount as provided in “Description of the Notes — Determination of the Make Whole Amount”; and resulting from any registration default as provided in “Description of the Notes — Registration Rights.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the Notes provided in the table below are based on information provided to us by each of the selling securityholders as of June 22, 2006. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its Notes and subsidiary guarantees in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus to the extent required.

	Principal Amount
	of Notes and
	Subsidiary	Percentage	Number of Shares of Common Stock
	Guarantees	of Notes and			Beneficially
	Beneficially	Subsidiary			Owned
	Owned and	Guarantees	Beneficially	Offered	After the
Full Legal Name of Selling Securityholder(1)	Offered Hereby(2)	Outstanding	Owned(3)	Hereby(2)(3)	Offering(2)

Allstate Insurance Company(4)	$2,000,000	*	183,539	96,006	87,533
Aristeia International Limited	22,240,000	5.6%	1,067,588	1,067,588	0
Aristeia Partners LP	2,760,000	*	132,488	132,488	0
Black Diamond Convertible Offshore LOC	2,000,000	*	96,006	96,006	0
Black Diamond Offshore, Ltd.	1,127,000	*	54,099	54,099	0
Calamos Convertible Fund — Calamos Investment Trust	4,650,000	1.2%	223,214	223,214	0
Citidel Equity Fund Ltd.	86,500,000	21.6%	4,152,268	4,152,268	0
Citigroup Global Markets Inc.	6,350,000	1.6%	304,819	304,819	0

	Principal Amount
	of Notes and
	Subsidiary	Percentage	Number of Shares of Common Stock
	Guarantees	of Notes and			Beneficially
	Beneficially	Subsidiary			Owned
	Owned and	Guarantees	Beneficially	Offered	After the
Full Legal Name of Selling Securityholder(1)	Offered Hereby(2)	Outstanding	Owned(3)	Hereby(2)(3)	Offering(2)

CNH CA Master Account, L.P.	10,000,000	2.5%	480,031	480,031	0
CQS Convertible and Quantitative Strategies Master Fund Limited	40,000,000	10.0%	1,920,124	1,920,124	0
DBAG London	15,193,000	3.8%	729,311	729,311	0
Deutsche Bank Securities Inc.	1,000,000	*	48,003	48,003	0
Double Black Diamond Offshore LOC	6,873,000	1.7%	329,925	329,925	0
Fore Convertible Master Fund, Ltd.	18,254,000	4.6%	876,248	876,248	0
Fore Erisa Fund, Ltd.	1,746,000	*	83,813	83,813	0
Fore Multi Strategy Master Fund, Ltd.	5,092,000	1.3%	244,431	244,431	0
Highbridge International LLC	5,000,000	1.3%	240,015	240,015	0
KBC Financial Products (Cayman Islands) Ltd.	15,500,000	3.9%	744,048	744,048	0
KBC Financial Products USA Inc.	8,500,000	2.1%	408,026	408,026	0
Lydian Global Opportunities Master Fund Ltd.	5,000,000	1.3%	240,015	240,015	0
Lydian Oversees Partners Master Fund L.P.	20,000,000	5.0%	960,062	960,062	0
Man Mac I, Ltd.	3,212,000	*	154,185	154,185	0
Pond Point Partners Master Fund, Ltd.	2,000,000	*	96,006	96,006	0
Sandelman Partners Multi-Strategy Master Fund, Ltd.(5)	20,000,000	5.0%	1,677,062	960,062	717,000
Sutton Brook Capital Portfolio LP	30,000,000	7.5%	1,440,093	1,440,093	0
Tempo Master Fund L.P.	10,000,000	2.5%	480,031	480,031	0
All other holders of Notes and subsidiary guarantees or future transferees, pledgees, donees or successors of any such holders(6)	55,003,000	13.8%	2,640,314	2,640,314	0

TOTAL	$400,000,000	100.0%	20,005,764	19,201,231	804,533

*	Less than 1%.

(1)	Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(2)	We do not know when or in what amounts a selling securityholder may offer the Notes, subsidiary guarantees or shares of common stock for sale. The selling securityholder might not sell any or all of the Notes and subsidiary guarantees or shares offered by this prospectus. Because the selling securityholders may offer all or some of the Notes and subsidiary guarantees or shares pursuant to this offering, we cannot estimate the number of the Notes and subsidiary guarantees or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the Notes and subsidiary guarantees or shares covered by this prospectus will be held by the selling securityholders.

(3)	Amounts assume conversion of all the selling securityholders’ Notes at the initial conversion rate of 48.0031 shares of common stock per $1,000 principal amount of Notes, excluding fractional shares. However, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the Notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease.

(4)	Beneficial ownership includes the following additional shares of common stock which are not being offered hereby and which we have assumed will remain outstanding after the offering: 13,333 shares currently held by Allstate Insurance Company, 15,700 shares held by Agents Pension Plan and 58,000 shares of common stock held by Allstate Retirement Plan.

(5)	Beneficial ownership includes 717,000 additional shares of common stock which are not being offered hereby and which we have assumed will remain outstanding after the offering.

(6)	Amounts assume that any other holders of Notes and subsidiary guarantees, or any future transferee, pledgee, donee or successor of any such other holders of Notes and subsidiary guarantees, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the Notes.

PLAN OF DISTRIBUTION

The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the Notes, the subsidiary guarantees or the underlying shares of common stock by the selling securityholders. In connection with the initial offering of the Notes and subsidiary guarantees, we and the subsidiary guarantors entered into a registration rights agreement dated March 29, 2006 with the initial purchasers of the Notes and subsidiary guarantees. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of those rules. We and the subsidiary guarantors are registering the Notes, the subsidiary guarantees and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We and the subsidiary guarantors have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Notes, the subsidiary guarantees and the shares of common stock covered by this prospectus.

The selling securityholders and any broker-dealers or agents who participate in the distribution of the Notes, the subsidiary guarantees and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Notes, the subsidiary guarantees and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the Notes, subsidiary guarantees and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

The selling securityholders may sell all or a portion of the Notes, subsidiary guarantees and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the Notes, subsidiary guarantees and shares of common stock for whom they may act as agent.

The Notes, subsidiary guarantees and the shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the securities offered by them hereby will be the purchase price of the securities less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the securities offered hereby or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the securities in the course of hedging their positions. The selling securityholders may also sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of securities offered hereby by the selling securityholders. Selling securityholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Notes, the subsidiary guarantees and the shares of common stock into which the Notes are convertible by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The securities registered hereby were issued and sold in March 2006 in a private placement. The securities were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act.

The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with securities.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earlier of:

•	the sale, pursuant to the shelf registration statement of which this prospectus forms a part, of all the securities registered hereunder;

•	the expiration of the holding period applicable to the securities registered hereunder under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect; or

•	the date on which all of the securities registered hereby cease to be outstanding.

Our obligation to keep the registration statement, of which this prospectus is a part, effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we and the subsidiary guarantors may prohibit offers and sales of the Notes, subsidiary guarantees and shares of common stock pursuant to the registration statement of which this prospectus is a part.

We and our subsidiary guarantors may suspend the effectiveness of this prospectus or the shelf registration statement of which this prospectus forms a part during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We and the subsidiary guarantors need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the Notes. Each holder, by its acceptance of the Notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. Any suspension period may not exceed an aggregate of 45 days in any 90-day period or 90 days in any 360-day period.

LEGAL MATTERS

The validity of the Notes and the subsidiary guarantees offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. The validity of the shares of common stock issuable upon conversion of the Notes will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., Memphis, Tennessee.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we have filed with the Securities and Exchange Commission, or SEC, which means that we can disclose important information to you by referring you to those documents. The information in documents incorporated by reference is considered to be part of this prospectus. This prospectus and information we file with the SEC after the date of this prospectus will update and supersede such information. We incorporate by reference the documents listed below:

•	our Annual Report, as amended, on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2005 (filing date March 8, 2006);

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filing date March 3, 2006);

•	our Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2006 (filing date May 10, 2006);

•	our Current Reports on Form 8-K filed with the SEC on February 17, 2006, February 27, 2006, February 28, 2006 (Items 1.01, 8.01 and 9.01), March 24, 2006, March 28, 2006, March 30, 2006 and June 21, 2006; and our Current Reports on Form 8-K/A filed with the SEC on February 15, 2006 and March 3, 2006;

•	the information required by Part III, Items 10 through 14, of Form 10-K is incorporated by reference to our definitive proxy statement for our 2006 annual meeting of shareholders, filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (filing date April 19, 2006);

•	the description of the preferred stock purchase rights under our Rights Agreement (which are currently transferred with our common stock) contained on page 2 of our Registration Statement on Form 8-A/A filed under the Exchange Act (filing date July 26, 2004); and

•	the description of our capital stock contained on page 29 of our Prospectus dated September 25, 2001 filed under the Securities Act along with a Preliminary Prospectus Supplement dated October 23, 2001 (filing date October 25, 2001).

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated herein by reference until all of the securities to which this prospectus relates have been sold or this offering is otherwise terminated (other than filings or portions of filings that are furnished, under SEC rules, rather than filed). Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in those documents modifies or supersedes that statement. Any statements so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person that receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at:

King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8000
Attention: Corporate Affairs

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We make available, free of charge, through our website (www.kingpharm.com), Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished as soon as reasonably practicable after we have filed or furnished those reports with the SEC. The information posted on our website is not incorporated in this prospectus. The public can also obtain access to such reports at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 or by accessing the SEC’s website (www.sec.gov.)

You should rely only upon the information provided in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, including any information incorporated herein by reference, is accurate as of any date other than that set forth on the front cover of this prospectus.

$400,000,000

King Pharmaceuticals, Inc.

1 1/4% Convertible Senior Notes due 2026,
Shares of Common Stock Issuable Upon Conversion of the Notes
and Related Subsidiary Guarantees

PROSPECTUS

June 23, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$42,800
Printing Fees	77,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	35,000
Miscellaneous	5,200

Total	$210,000

Item 15.	Indemnification of Directors and Officers.

King Pharmaceuticals, Inc.

The Tennessee Business Corporation Act (the “Act”) provides financial protection by us for our directors, officers and employees against liabilities and expenses (including attorneys’ fees, judgments, fines, excise taxes in connection with the Employee Retirement Income Security Act of 1974 or penalties and amounts paid in settlement) incurred by them in proceedings arising out of their position with our company.

Under the Act’s permissive indemnification provisions, a corporation has the authority to indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith and in a manner he reasonably believed to be in the corporation’s best interests. In the case of criminal proceedings, the director must have no reasonable cause to believe his conduct was unlawful. Permissive indemnification is allowed even if the director is not wholly successful in the proceeding. Indemnification is, however, prohibited in derivative actions in which the director is adjudged liable and in situations in which the director is found liable on the basis that a personal benefit was improperly received by him. The Act also provides that unless limited by its charter, a corporation must indemnify a director who is wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses incurred in connection with the proceeding. In addition to providing indemnification for liabilities for which the director is held liable, the Act also provides that a corporation may advance expenses incurred by a director if the director can furnish a written statement of his good faith belief that he acted in an appropriate manner and undertakes to repay the amount advanced if it is ultimately determined that he was not entitled to indemnification.

The Act contains provisions extending indemnification to officers, employees and agents of a corporation. The Act states that a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

Our Charter and Bylaws provide for the elimination of personal liability and the indemnification of directors, officers, employees and agents to the fullest extent allowed for by Tennessee law.

In addition, we maintain liability insurance for our directors and officers and the directors and officers of our subsidiaries. We also refer you to the registration rights agreement, filed as an exhibit to this registration statement, for a description of indemnification arrangements by us for the benefit of the selling securityholders.

Subsidiary Guarantors

Tennessee Guarantor — Monarch Pharmaceuticals, Inc.

A description of the Act as it relates to a company’s indemnification of its directors, officers and employees is set forth in this Item 15 under the caption “King Pharmaceuticals, Inc.” above.

The Charter of the registrant incorporated in the State of Tennessee provides for the elimination of personal liability and the indemnification of directors, officers and employees to the fullest extent allowed for by Tennessee law, as described above.

Delaware Guarantors — King Pharmaceuticals Research and Development, Inc. and Meridian Medical Technologies, Inc.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Charter and Bylaws of the registrants incorporated in the State of Delaware provide for the elimination of personal liability and the indemnification of the directors, officers, employees and agents to the fullest extent permitted by applicable law.

Michigan Guarantor — Parkedale Pharmaceuticals, Inc.

Section 561 of the Michigan Business Corporation Act provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigate and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonable incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonable believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

Section 562 of the Michigan Business Corporation Act provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or manner in which the person has been found liable to the corporation except to the extent authorized in section 564c.

Section 564c provides that a director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 or was adjudged liable as described in section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

The Charter and Bylaws of the registrant incorporated in the State of Michigan provide for the elimination of personal liability and the indemnification of the directors, officers, employees and agents to the fullest extent permitted by applicable law.

Nevada Guarantor — King Pharmaceuticals of Nevada, Inc.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, as well as any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor that is not a criminal action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if his actions did not constitute a breach of his fiduciary duties as a director or officer and his actions did not involve intentional misconduct, fraud or a knowing violation of law; and he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 limits indemnification such that it may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Charter of the registrant incorporated in the State of Nevada provides that no director or officer shall have any personal liability to the Corporation or to its shareholders for damages for a breach of fiduciary duty as a director or officer, except that liability of a director or officer shall not be eliminated or limited for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of section 78.300 of the Nevada Revised Statutes.

Section 7.01 of the Bylaws of the registrant incorporated in the State of Nevada provides that the corporation shall indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 7.02 of the Bylaws provides that the corporation shall indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Item 16.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.	Undertakings

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B promulgated under the Securities Act:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) promulgated under the Securities Act as part of a registration statement in reliance on Rule 430B promulgated under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) promulgated under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C promulgated under the Securities Act, each prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B promulgated under the Securities Act or other than prospectuses filed in reliance on Rule 430A promulgated under the Securities Act shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by each undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Each undersigned registrant hereby undertakes that,

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A promulgated under the Securities Act and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee, on June 23, 2006.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of King Pharmaceuticals, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted G. Wood Ted G. Wood	Non-Executive Chairman of the Board	June 23, 2006

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2006

/s/ Earnest W. Deavenport, Jr. Earnest W. Deavenport, Jr.	Director	June 23, 2006

/s/ R. Charles Moyer R. Charles Moyer	Director	June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee, on June 23, 2006.

MONARCH PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of Monarch Pharmaceuticals, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2006

/s/ James W. Elrod James W. Elrod	Director	June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of Michigan, on June 23, 2006.

PARKEDALE PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of Parkedale Pharmaceuticals, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2006

/s/ James W. Elrod James W. Elrod	Director	June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on June 23, 2006.

KING PHARMACEUTICALS RESEARCH
AND DEVELOPMENT, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of King Pharmaceuticals Research and Development, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2006

/s/ James W. Elrod James W. Elrod	Director	June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee, on June 23, 2006.

KING PHARMACEUTICALS OF NEVADA, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of King Pharmaceuticals of Nevada, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2006

/s/ James W. Elrod James W. Elrod	Director	June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on June 23, 2006.

MERIDIAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

We, the undersigned officers and directors of Meridian Medical Technologies, Inc., hereby severally constitute and appoint Brian A. Markison and Joseph Squicciarino, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2006

/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2006

/s/ James W. Elrod James W. Elrod	Director	June 23, 2006

EXHIBIT INDEX

Exhibit
Number		Description

4	.1(1)	Second Amended and Restated Charter of King Pharmaceuticals, Inc.

4.2		Articles of Amendment to the Second Amended and Restated Charter of King Pharmaceuticals, Inc.

4	.3(1)	Amended and Restated Bylaws of King Pharmaceuticals, Inc.

4	.4(1)	Specimen common stock certificate of King Pharmaceuticals, Inc.

4	.5(1)	Form of Rights Agreement by and between King Pharmaceuticals, Inc. and The Bank of New York (successor in interest to Union Planters National Bank).

4	.6(2)	Indenture governing the 1 1/4% Convertible Senior Notes Due 2026, dated March 29, 2006, among the Registrants, as issuer, and The Bank of New York Trust Company, N.A., as trustee, including the form of 1 1/4% Convertible Senior Notes Due 2026 attached as Exhibit A thereto.

4	.7(2)	Registration Rights Agreement, dated March 29, 2006, between the Registrants and Citigroup Global Markets Inc.

5.1		Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to King Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., Meridian Medical Technologies, Inc., Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc.

5.2		Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. with respect to King Pharmaceuticals, Inc.

12.1		Computation of Ratios of Earnings to Fixed Charges.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

23.3		Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in the opinion filed as Exhibit 5.2).

24.1		Powers of Attorney (included on signature pages).

25.1		Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A.

(1)	Incorporated by reference to the Registration Statement on Form S-1 of King Pharmaceuticals, Inc. (Registration No. 333-38753) filed on October 24, 1997.

(2)	Incorporated by reference to the Current Report on Form 8-K of King Pharmaceuticals, Inc. filed on March 30, 2006.